INTERNATIONAL CALL TERMINATION AGREEMENT

This International Call Termination Agreement ("Agreement") is entered into by and between Fusion Telecommunications International, Inc. ("Provider"), and AT&T, on behalf of itself and its affiliated companies (collectively "Purchaser"). (Either Provider or Purchaser may also be referred to individually as a "Party" or collectively as "Parties".)

WHEREAS, Provider provides telephone communications services between the United States and the termination points specified in Exhibit A; and

WHEREAS, Purchaser desires to purchase and Provider desires to sell, upon the terms and conditions set forth in this Agreement, telephone communications services to Purchaser.

NOW THEREFORE, the Parties agree as follows:

1.

Scope. Provider shall sell to Purchaser international call termination capability for IDDD Traffic (hereinafter "Services") on the terms and conditions set forth in this Agreement and for the price specified in Exhibit A (attached), when and if Purchaser submits an order for such Services. This Agreement contains no minimum purchase commitment. Provider represents to Purchaser that any Services provided under this Agreement are Provider's own Services or those acquired from a third parties but not from Purchaser.

2.

Definitions. The following terms shall have the meanings set forth below:

2.1

Affiliate shall mean any entity that is a holding company of a Party, a subsidiary of a Party or a subsidiary of a holding company of a Party, an entity in which any of the above has a controlling interest, an entity which has a controlling interest in any of the above, or an entity under common control of a Party.

2.2

a.   "Conversation Time", shall have the meaning specified in Article 1.2.2 of ITU Recommendation 0.150, that is: the interval that elapses between (a) the moment when the reply condition (answer signal in the backward direction) is detected at the point where the recording of the call duration takes place, and (b) the moment when the clear forward condition (clear forward signal) is detected at the same point.

b.  "Conversation Minutes", are calculated as follows for each terminating country: an arithmetic total of seconds of Conversation Time for all calls to that country during a given settlement month is computed, and that total is then converted from seconds to minutes, rounding up any remaining fractional minute to the next whole minute.

2.3

IDDD Traffic shall mean international direct dial voice, fax or data communications provided under this Agreement.

3.         Term. Unless terminated earlier pursuant to section 5 below, this Agreement shall be in effect and the Parties' obligations shall commence on 1/1/06 ("Effective Date") and shall continue for an indefinite period until terminated pursuant to Clause 5.

4.

Meet Point. The meet point with Provider's telecommunications equipment shall be Purchaser's switch located at [to be determined by the Parties]. The Parties may at any time change the meet point by mutual agreement.

5.

Termination.

5.1

Either Party may terminate this Agreement at any time (and without cause) by giving the other thirty (30) days written notice to that effect.

5.2

Either Party may terminate this Agreement, effective immediately, by giving the other Party written notice of termination upon such Party's default in its performance or breach of its obligations under this Agreement (other than the timely payment of amounts owed by the Purchaser under this Agreement).

5.3

The respective obligations of the Parties, which by their nature would continue beyond the termination of this Agreement, shall survive the termination or expiration of this Agreement, including but not limited to provisions relating to confidentiality of information and dispute resolution.

6.

Invoice.

6.1

Provider shall deliver to Purchaser an invoice every fifteen days setting forth charges for the previous fifteen-day period. An invoice shall include, but shall not be limited to, the following information:

•  Traffic Month (Calendar period in which the traffic was sent.)

•  Rate Period (The period in which the rate was effective.)

    Examples include

-

“Effective 1/1/2005 through 1/31/2005” or,

-

“Effective 1/1/2005 through 1/10/2005 and 1/11/2005 through 1/21/2005 and 1/22/2005 through 1/31/2005”

•  Destination Country

•  Number of Calls

•  Number of Conversation Minutes

•  Rate per Conversation Minute per Destination Country

•  Total Amount of Charges

Charges shall be calculated based on network Conversation Minutes. For billing purposes the Parties agree that the duration of each call during a billing period shall be measured based on the actual seconds of billable Conversation Time. An arithmetic total of seconds for all calls during a particular service month shall then be computed. The sum of said addition shall be converted from seconds to minutes rounding up the last second to the next whole minute. There shall be a minimum billing period for an initial period of 1-second and additional incremental charges in 1-second increments thereafter, except for Mexico, which will be billed at an initial period of 60 second with additional incremental charges in 60 second increments. Provider shall provide an invoice to Purchaser as soon as practicable after the close of the service period to which the invoice relate but in no event later than sixty (60) days after the close of the month in which the Services were provided, unless otherwise agreed to by the Parties.

6.2

Parties hereby specifically agree that the Parties may, in their sole discretion, net against and/or set-off amounts payable by the other Party or a Party affiliate to the other Party or any of their affiliates against any unpaid billed balances for any services. This provision applies to both amounts presently due and amounts that will become due in the current billing period. Payment of the net amount due to the other Party will be made within twenty-one (21) days from the date that the invoice was received by the respective Party (the "Due Date").

6.3

In the event that Purchaser disputes Provider's computation of the charges or amounts due and owing, Purchaser shall nevertheless pay all the charges, which are not in dispute. There shall be no late charges or interest imposed by Provider on the disputed amounts. Any request for billing adjustments shall be made within sixty (60) days of the invoice date. The Parties shall compare the data from their respective switch registers and shall in good faith attempt to resolve any data discrepancies. Any amounts, which are determined to be billed in error will be credited against the next billing period s invoice or refunded to Purchaser at Purchaser's option. Disputed amounts shall be resolved by escalation to the next management level within the respective Party organizations.

7.

Prices. Provider shall charge Purchaser for the Services provided hereunder the rates as specified in Exhibit A. The prices set forth in Exhibit A are expressed in US Dollars. Provider will not assess Purchaser (or Purchaser's customer) any rate, charge, fee, tax, or surcharge in connection with any Services provided hereunder, except those specifically agreed to herein Provider agrees to follow the procedures set forth in Exhibit A in order to incorporate its prices and to effect any price changes. Prices are firm and any price changes will be subject to the notice provisions in Exhibit A.

8.

Quality Standards. Purchaser reserves the right to terminate a route at any time if in its sole discretion it fails to meet the desired quality. Provided however, no warranty, express or implied, shall be given to Purchaser other than as expressly set forth in this Agreement.

9.         Taxes. Upon demand by Provider, Purchaser shall furnish Provider with a properly executed Certificate of Exemption for all foreign, federal, state, county and local taxes and fees (if any) and shall be responsible for the collection of all applicable end-user taxes and fees and the remittance of such taxes and fees to the relevant governmental authority (if any).

10.       Maintenance. Provider represents to Purchaser that Provider presently is and shall at its expense maintain the transmission system (including necessary back-up systems) required to furnish the Services provided hereunder. Provider shall notify Purchaser at least two (2) weeks prior to any planned service outage required for testing and maintenance purposes, except for emergency outage situations which Provider will notify Purchaser of and make every effort to minimize impact, and shall use commercially reasonable efforts to provide Purchaser with alternative routing.

11.

Limitation of Liability. EACH PARTY'S LIABILITY TO THE OTHER, IF ANY, IS LIMITED TO DIRECT PROVEN DAMAGES. NEITHER PARTY ITS PARENT, AFFILIATE OR SUBSIDIARY, SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, RELIANCE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, AMONG OTHER THINGS, LOST PROFITS OR REVENUE) SUSTAINED OR INCURRED IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT AND PROCESSES PERFORMED UNDER THIS AGREEMENT. THE LIMITATION OF LIABILITY SET FORTH HEREIN SHALL APPLY REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OF ANY KIND) OR OTHERWISE; AND REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND WHETHER SUCH DAMAGES WERE FORESEEABLE.

12.

The Parties agree that they have implemented appropriate programs and safeguards in order to comply with the requirements of the US Foreign Corrupt Practices Act.

13.

At all times during the term of this Agreement, the Parties represent and warrant that it has they each have and maintain in full force and effect all licenses, permits and authorizations from all governmental entities in the U.S. to the extent the same are required or devisable for the performance of the respective obligations hereunder.

14.

Indemnification. The Parties shall defend, indemnify and hold one another harmless from and against all claims, including third party claims, demands, actions, causes of action, judgments, costs and reasonable attorneys' fees (arising from or related to any use, purchase or sale of the Service or otherwise arising under this Agreement.

15.

PROVIDER SPECIFICALLY DISCLAIMS, ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, OR ARISING FROM USAGE OF TRADE OR STATUTE, AS TO THE DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE SERVICES PROVIDED BY IT OR ANY OTHER SERVICES PROVIDED HEREUNDER OR DESCRIBED HEREIN.

16.

No Agency. Neither Party is authorized to act as an agent for, or legal representative of, the other Party and neither Party shall have the authority to assume or create any obligation on behalf of, in the name of, or binding upon the other Party.

17.       Force Majeure. Neither Party shall be liable in any way for delay, failure in performance, loss or damage due to any of the following: fire, strike, embargo, explosion, earthquake, volcanic action, flood, war, civil or military authority, acts of the public enemy or other causes beyond its control.

18.

No Waiver. The failure of either Party to enforce or insist upon compliance with any of the provisions of this Agreement or the waiver thereof, in any instances, shall not be construed as a general waiver or relinquishment of any other provision of this Agreement.

19.

Binding Effect, Non-Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective, successors and assigns. Neither Party shall assign this Agreement or any right or interest under this Agreement nor delegate any work or obligation to be performed under this Agreement (an "assignment"), without the other Party's prior written consent. Any attempted assignment in contravention of this provision shall be void and ineffective. Either Party shall provide written notice to the other Party of any material change in ownership of such first Party. A change in the controlling share ownership of a party shall not be considered an assignment.

20.

Amendment. This Agreement may be amended only by an instrument in writing, executed by both Parties. No modification or amendment hereto shall be effected by the acknowledgment or acceptance by either party of any purchase order, sales acknowledgment or other similar form from the other Party.

21.

Merger. This Agreement (including its exhibits) merges and supersedes all prior agreements, promises, understandings, statements, representations, warranties, indemnities and covenants regarding the subject matter hereof, whether written or oral, and constitutes the parties' complete and entire understanding with respect to the subject matter hereof.

22.

Interpretation. The words and phrases not specifically defined herein shall have the meaning generally understood in the telecommunications industry. This Agreement shall be construed in accordance with its fair meaning and not for or against either party on account of which party drafted this Agreement.

23.

Third Party Beneficiaries/Parties in Interest. This Agreement has been made and is made solely for the benefit of the Provider and Purchaser, and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights/remedies under or by reason of this Agreement on any third party.

24.

Representation of Authority. Each party represents and warrants to the other that the execution and delivery of this Agreement and the performance of such Party's obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such Parties and enforceable in accordance with its terms.

25.       Governing Law. This Agreement shall in all be governed by, construed and enforced in accordance with the laws of the State of New York excluding its choice of law rules.

26.

Dispute Resolution.

26.1

Any controversy, dispute, claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by binding arbitration in New York, New York in accordance with the American Arbitration Association Rules as presently in force.

26.2

The number of arbitrators shall be three. Each Party shall select one arbitrator and both Parties shall select third arbitrator. If the Parties cannot agree on the selection of a third arbitrator, such arbitrator shall be selected by the American Arbitration Association according to its rules. The arbitrator(s) may not limit, expand or otherwise modify the terms of this Agreement. The Arbitrator(s) shall not have the authority to award punitive or other non-compensatory damages to either Party. The arbitrators shall not have a power to award any damages in excess of the limits set forth in the Limitation of Liability section of this Agreement. Any award of the arbitrator shall be in writing and shall state the detailed reasons for the award. The losing party shall bear arbitration costs and expenses, including reasonable attorneys' fees and costs. This is covered in the AAA rules. The arbitrator shall have no power to order pre-hearing discovery of documents or the taking of depositions, but may compel attendance of witnesses and the production of documents at the hearing. The parties, their representatives, other participants and arbitrator shall hold the existence, content and results of arbitration in confidence. The language of the arbitration shall be English.

27.

Use of Proprietary Information.

27.1

In the event that either Party in negotiation of or in the course of performance of its obligations to the other under this Agreement, obtains or receives proprietary information from the other, each agrees to use such information only for the purpose of complying with its obligations under this Agreement (and in particular not to use such information for its own marketing purposes) and on the terms and conditions specified herein. "Proprietary Information" shall mean this Agreement and all information disclosed orally or in writing by one party to the other party and which is clearly identified by the disclosing party at the time of disclosure as proprietary information of the disclosing party. The obligations of the receiving party set forth in this section shall not apply to any Proprietary Information:

i.

which is independently developed by the receiving party or its affiliated company or lawfully received free of restriction from another source having the right to so furnish such Proprietary Information; or

ii.

after it has become generally available to the public without breach of this Agreement by the receiving party or its affiliated company; or

iii.

which, when furnished to the receiving party, was known to such party or its affiliated company free of restriction as evidenced by documentation in such party's possession; or

iv.

which the furnishing Party agrees in writing is free of such restrictions.

27.2

Further, the receiving party may disclose Proprietary Information pursuant to any judicial or governmental requirement or order or as required by applicable laws. In such case, the receiving Party shall notify the disclosing party of such requirement or order and shall use its best efforts to obtain a protective order to protect such Proprietary Information.

27.3

All information concerning a Party's traffic volume/distribution and the identity of the customers provided to the other Party or learned about in connection with this Agreement is hereby acknowledged to be Proprietary Information regardless of whether or not it is so identified and shall not be circumvented for a party's own use from the other party.

27.4

No license to a Party, under any trademark, patent, copyright, mask work protection right or any other intellectual property right, is either granted or implied by the conveying of Proprietary Information to such party. All Proprietary Information shall remain the property of the disclosing party and shall be returned upon written request or upon the receiving party's determination that it no longer has a need for such Proprietary Information.

28.

Notices. All notices, identifications, formal requests or other formal communications required or desired to be given in connection with this Agreement, shall be in writing and shall be deemed to have been duly delivered when delivered in person, three (3) days after being mailed by registered or certified post (postage prepaid) or when sent by Telex or facsimile ("FAX") to the recipient party, unless the parties otherwise agree in writing. Notice shall be addressed to the following:

To Provider:

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

420 Lexington Avenue

Suite 518

New York, New York 10170

To Purchaser:

Carolyn Cheney

AT&T

412 Mt. Kemble Ave.

Room 212C

Morristown, NJ 07962

29.       Survival of Obligations. The Parties rights and obligations which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, shall survive such termination, cancellation or expiration.

30.

This agreement shall become binding only upon execution by the duly authorized representative of AT&T and Fusion Telecommunications International, Inc. and, where applicable, upon submission and/or acceptance of the agreement by regulatory authorities.

31.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Services. This Agreement supersedes all prior agreements, proposals, representation, statements, or understandings whether written or oral concerning the Services or the parties' rights or obligations relating to the Services. Any prior representations, promises, inducements, or statements of intent regarding Services that are not embodied in this Agreement are of no effect.

CConcurred on behalf of AT&T

Approved on behalf of Fusion Telecommunications International, Inc.

By: /s/ CAROLYN CHENEY

By: /s/ JAN SARRO

Name: Carolyn Cheney

Name: Jan Sarro

Title: Director, International Settlements

Executive Vice President

And Cost Management

Date: 4/6/06

Date: 4/3/06

Approved on behalf of AT&T

Approved on behalf of Fusion Telecommunications International, Inc.

By: /s/ ADRIENNE SCOTT

By:

Name: Adrienne Scott

Name:

Title: Vice President, Global Service

Title:

Provider Markets

Date: 4/13/06

Date: